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                                                                       EXHIBIT 5


Anthony J. Correro, III
(504) 586-5253


                                 July 11, 2000


US Unwired Inc.
One Lakeshore Drive, Suite 1900
Lake Charles, Louisiana 70629

     Re:  US Unwired Inc. - Registration Statement on Form S-8

Gentlemen:

     We have acted as counsel for US Unwired Inc., a Louisiana corporation (the "Company"), in connection with the Company's registration statement on Form S-8 (the "Registration Statement") with respect to the offering by the Company of up to 12,259,920 shares of the class A common stock of the Company, $0.01 par value per share (the "Class A Common Stock"), to certain of its officers, directors and employees pursuant to the terms of the US Unwired Inc. 1999 Equity Incentive Plan (the "Plan").

     Based upon the foregoing, and upon our examination of such matters as we deem necessary in order to furnish this opinion, we are of the opinion that the shares of Class A Common Stock of the Company registered pursuant to the Registration Statement, when issued according to the terms of the Plan, will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Yours very truly,

                                        CORRERO FISHMAN HAYGOOD
                                        PHELPS WALMSLEY & CASTEIX, L.L.P.


                                        By: /s/ Anthony J. Correro, III
                                            -----------------------------
                                            Anthony J. Correro, III

AJC/dms